AGREEMENT AND PLAN OF
MERGER AND REORGANIZATION

Agreement of Merger and Plan of Merger and Reorganization dated November 20, 2007 and between Manaris Corporation., a Nevada corporation ("Manaris") and Avensys Corporation, a Nevada corporation ("Avensys ").

WHEREAS, the Boards of Directors of Manaris and Avensys have resolved that Manaris and Avensys be merged under and pursuant to Chapter 92A.180 of the Nevada Revised Statutes into a single corporation, existing under the laws of the State of Nevada, in which Manaris shall be the surviving corporation (such corporation in its capacity as such surviving corporation being sometimes referred to herein as the "Surviving Corporation");

WHEREAS, the authorized capital stock of Manaris consists of 500,000,000 shares of Common Stock, $0.00001 par value ("Manaris Common Stock") of which 97,096,844 shares are issued and outstanding;

WHEREAS, the authorized capital stock of Avensys consists of 100 shares of Common Stock, $0.0001 par value per share ("Avensys Common Stock"), of which no shares are issued and outstanding; and

WHEREAS, the respective Boards of Directors of Manaris and Avensys have approved the merger upon the terms and conditions hereinafter set forth and have approved this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree in accordance with Chapter 92A.180 of the Nevada Revised Statutes that Manaris and Avensys shall be, at the Effective Date (as hereinafter defined), merged (the "Merger") into a single corporation existing under the laws of the State of Nevada, which shall be the Surviving Corporation, and the parties hereto adopt and agree to the following terms and conditions relating to the Merger.

1. Stockholders Meetings; Filings; Effects of Merger

1.1. Action by Manaris. On or before November 21, 2007, the directors of Manaris shall adopt this Agreement unanimously in accordance with the Nevada Revised Statutes.

1.2. Action by Avensys. On or before November 21, 2007, the directors of Avensys shall adopt this Agreement unanimously in accordance with the Nevada Revised Statutes.

1.3 Filing of Certificate of Merger; Effective Date. If (a) this Agreement is adopted by the directors of Manaris, in accordance with the Nevada Revised Statutes, (b) this Agreement is adopted by the directors of Avensys, in accordance with the Nevada Revised Statutes, and (c) this Agreement is not thereafter, and has not theretofore been terminated or abandoned as permitted by the provisions hereof, than Articles of Merger shall be filed and recorded in accordance with Chapter 92A.180 of the Nevada Revised Statutes. The Merger shall become effective at the close of business on November 28, 2007, which date and time are herein referred to as the "Effective Date."

1.4. Certain Effects of Merger. On the Effective Date, the separate existence of Avensys shall cease, and Avensys shall be merged into Manaris which, as the Surviving Corporation, shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of Avensys ; and all the rights, privileges, powers, and franchises of Avensys , and all property, real, personal, and mixed, and all debts due to Avensys on whatever account, as well for stock subscriptions and all other things in action or belonging to Avensys , shall be vested in the Surviving Corporation; and all property, rights, privileges, powers, and franchises, and each and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of Avensys , and the title to any real estate vested by deed or otherwise, under the laws of Nevada or any other jurisdiction, in Avensys , shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of Avensys shall be preserved unimpaired, and all debts, liabilities, and duties of Avensys shall thenceforth attach to the Surviving Corporation, which may, in the name of Avensys , execute and deliver all such proper deeds, assignments, and other instruments and take or cause to be taken all such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect, or confirm in the Surviving Corporation title to and possession of all Avensys 's property, rights, privileges, powers, franchises, immunities, and interests and otherwise to carry out the purposes of this Agreement.

Furthermore, Manaris will assume all franchise tax liabilities of Avensys with respect to the State of Nevada.

2. Surviving Corporation

2.1 Name of Surviving Corporation. The name of the Surviving Corporation from and after the Effective Date shall be Avensys Corporation.

2.2. By-Laws. The By-Laws of Manaris, as in effect immediately before the Effective Date, shall be from and after the Effective Date, the By-Laws of the Surviving Corporation until amended as provided therein.

2.3. Articles of Incorporation. The Articles of Incorporation of Manaris, as the same shall be in force, shall continue to be the Articles of Incorporation of the Surviving Corporation until amended and changed pursuant to the provisions of the Nevada Revised Statutes.

2.4. Directors and Officers. The directors and officers of Manaris in office at the Effective Date shall be the members of the Board of Directors and the first officers of the Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the By-Laws of the Surviving Corporation.

3. Miscellaneous

3.1. This Agreement of Merger and Plan of Merger and Reorganization may be terminated and the proposed Merger abandoned at any time before the Effective Date of the Merger, and whether before or after approval of this Agreement of Merger and Plan of Merger and Reorganization by the shareholders of Manaris and/or Avensys, by a duly adopted resolution of the Board of Directors of either corporation.

3.2. For the convenience of the parties hereto and to facilitate the filing of this Agreement of Merger and Plan of Merger and Reorganization, any number of counterparts hereof may be executed; and each such counterpart shall be deemed to be an original instrument.

IN WITNESS WHEREOF, this Agreement has been executed by Manaris and Avensys all on the date first above written.

Manaris Corporation

By:
John G. Fraser, President and Chief Executive Officer

Avensys Corporation

By:
John G. Fraser, President